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Exhibit 21.1

SUBSIDIARIES

Name	Jurisdiction of Formation
BMC, Ltd.	California
Ellwood Pipeline, Inc.	California
Whittier Pipeline Corporation	Delaware
6267 Carpinteria Avenue, LLC	Delaware

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SUBSIDIARIES